Exhibit 99.1

Applied DNA Announces Pricing of $12 Million Public Offering

STONY BROOK, N.Y., - May 28, 2024 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the “Company”), a leader in PCR-based DNA technologies, today announced the pricing of a public offering with gross proceeds to the Company expected to be approximately $12.0 million, before deducting placement agent fees and other estimated expenses payable by the Company.

The offering is comprised of 9,230,769 of Units with each Unit consisting of (i) either (A) one share of common stock (“Common Share”) or (B) one pre-funded warrant (the “Pre-Funded Warrant”) to purchase one Common Share; (ii) one Series A Warrant to purchase one Common Share at an exercise price of $1.99 per share that will expire on the fifth anniversary of stock holder approval of the warrants (the “Series A Warrants”); and (iii) one Series B Warrant to purchase one Common Share at an exercise price of $1.99 per share or, pursuant to an alternative cashless exercise option, receive three shares of common stock. The Series B Warrant will expire on the one year anniversary of stockholder approval of the warrants (the “Series B Warrants;” together with the Series A Warrants, the “Warrants”). The Warrants cannot be exercised until their terms have been approved by the Company's stockholders at a stockholders’ meeting.

The purchase price of each Unit with a Common Share is $1.30 and the purchase price of each Unit with a Pre-Funded Warrant will be equal to the price per Unit with a Common Share, minus $0.0001.

Applied DNA intends to use the net proceeds from this offering to further develop its Therapeutic DNA Production Services and MDx Testing Services, as well as for general corporate purposes. Applied DNA may also use a portion of the net proceeds for research and development expenses, capital expenditures, working capital and general and administrative expenses, or to fund potential acquisitions of or investments in businesses, products and technologies that complement its business; however, Applied DNA has no present commitments or agreements to make any such acquisitions or investments. This offering is expected to close on or about May 29, 2024, subject to satisfaction of customary closing conditions.

Craig-Hallum is acting as lead placement agent and Laidlaw & Company (UK) Ltd. is acting as co-placement agent for the offering.

The securities described above are being offered by Applied DNA pursuant to a registration statement on Form S-1 (File No. 333-278890) previously filed and declared effective by the Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made only by means of a written preliminary prospectus and final prospectus that will form a part of the registration statement. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Alternatively, when available, copies of the final prospectus relating to this offering may be obtained from Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, by telephone at (612) 334-6300 or by email at prospectus@chlm.com; or from Laidlaw & Company (UK) Ltd., Attention: Syndicate Department, 521 Fifth Avenue, 12th Floor, New York, NY 10175, or by email at syndicate@laidlawltd.com.

About Applied DNA Sciences

Applied DNA Sciences is a biotechnology company developing technologies to produce and detect deoxyribonucleic acid (“DNA”). Using the polymerase chain reaction (“PCR”) to enable both the production and detection of DNA, we operate in three primary business markets: (i) the enzymatic manufacture of synthetic DNA for use in the production of nucleic acid-based therapeutics and, through our recent acquisition of Spindle Biotech, Inc. (“Spindle”), the development and sale of a proprietary RNA polymerase (“RNAP”) for use in the production of mRNA therapeutics; (ii) the detection of DNA and RNA in molecular diagnostics and genetic testing services; and (iii) the manufacture and detection of DNA for industrial supply chain security services.

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Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, the substantial doubt about its ability to continue as a going concern, Applied DNA’s ability to satisfy customary closing conditions for the offering, its unknown ability to satisfy all Nasdaq listing requirements, the unknown future demand for its biotherapeutics products and services, its unknown ability to procure additional financing to build incremental GMP manufacturing facility, the unknown amount of revenues and profits that will result from its Linea IVT and or Linea DNA platforms, limited market acceptance for its supply chain security products and services, the declining demand for Applied DNA’s COVID-19 testing services, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology and/or the Linea IVT platform approved for therapeutic use, the risk that the offering described herein may not close, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including its  Annual Report on Form 10-K, as amended, filed on December 7, 2023 and Quarterly Report on Form 10-Q filed on February 8, 2024 and May 10, 2024, and other reports it files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Contacts:

Applied DNA Sciences

Investor Relations contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

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